PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—July 18, 2018—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter June 30, 2018.

Total revenue for the first quarter of fiscal 2019 decreased 7% to $7.11 million from $7.61 million in the prior-year quarter. The decrease was due to a 67% decrease in contract research and development revenue. Product sales decreased slightly to $6.87 million from $6.88 million in the prior-year quarter. Net income for the first quarter of fiscal 2019 increased 20% to $3.95 million, or $0.81 per diluted share, compared to $3.30 million, or $0.68 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 31, 2018 to shareholders of record as of July 30, 2018.

“We are pleased to report solid growth in net income for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as uncertainties related to the economic environments in the industries we serve, uncertainties related to future contract research and development revenue, uncertainties related to future stock repurchases and dividend payments, uncertainties related to the future impact of Federal tax reform, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and other reports filed with the SEC.
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                            NVE CORPORATION
                          STATEMENTS OF INCOME
            QUARTERS ENDED JUNE 30, 2018 AND 2017 (Unaudited)

                                                Quarter Ended June 30
                                                   2018            2017
                                            -----------------------------
Revenue
  Product sales                             $   6,870,646   $   6,882,673
  Contract research and development               237,260         724,993
                                            -----------------------------
Total revenue                                   7,107,906       7,607,666
Cost of sales                                   1,396,005       1,798,366
                                            -----------------------------
Gross profit                                    5,711,901       5,809,300
Expenses
  Research and development                        989,026         905,725
  Selling, general, and administrative            328,761         399,361
                                            -----------------------------
Total expenses                                  1,317,787       1,305,086
                                            -----------------------------
Income from operations                          4,394,114       4,504,214
Interest income                                   424,770         361,778
                                            -----------------------------
Income before taxes                             4,818,884       4,865,992
Provision for income taxes                        873,835       1,568,377
                                            -----------------------------
Net income                                  $   3,945,049   $   3,297,615
                                            =============================
Net income per share - basic                $        0.81   $        0.68
                                            =============================
Net income per share - diluted              $        0.81   $        0.68
                                            =============================
Weighted average shares outstanding
  Basic                                         4,842,010       4,841,010
  Diluted                                       4,850,479       4,846,251

                              NVE CORPORATION
                               BALANCE SHEETS
                         JUNE 30 AND MARCH 31, 2018

                                           June 30, 2018   March 31, 2018
                                           ------------------------------
ASSETS
Current assets
  Cash and cash equivalents                $   8,451,861    $   4,755,082
  Marketable securities, short term           22,924,176       20,765,809
  Accounts receivable, net of allowance
    for uncollectible accounts of $15,000      3,120,773        2,888,779
  Inventories                                  3,621,681        3,650,439
  Prepaid expenses and other assets              532,107          635,160
                                           ------------------------------
Total current assets                          38,650,598       32,695,269
Fixed assets
  Machinery and equipment                      9,395,987        9,395,987
  Leasehold improvements                       1,787,269        1,749,284
                                           ------------------------------
                                              11,183,256       11,145,271
  Less accumulated
    depreciation and amortization              9,941,949        9,819,888
                                           ------------------------------
Net fixed assets                               1,241,307        1,325,383
Deferred tax assets                              603,074          572,655
Marketable securities, long term              46,558,228       52,838,158
                                           ------------------------------
Total assets                               $  87,053,207    $  87,431,465
                                           ==============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable                         $     388,413    $     414,970
  Accrued payroll and other                      507,030          574,755
  Income taxes payable                           720,012                -
                                            -----------------------------
Total current liabilities                      1,615,455          989,725

Shareholders' equity
  Common stock                                    48,420           48,420
  Additional paid-in capital                  19,599,298       19,599,298
  Accumulated
    other comprehensive loss                  (1,083,027)        (915,635)
  Retained earnings                           66,873,061       67,709,657
                                           ------------------------------
Total shareholders' equity                    85,437,752       86,441,740
                                           ------------------------------
Total liabilities and shareholders' equity $  87,053,207    $  87,431,465
                                           ==============================